UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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ALPHATEC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALPHATEC HOLDINGS, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

(760) 431-9286

July 2, 2007

Dear Stockholder,

We cordially invite you to attend our 2007 annual meeting of stockholders to be held at 2:00 p.m., Eastern Time, on Tuesday, July 31, 2007 at the offices of HealthpointCapital Partners, LP, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about us, that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Sincerely,

/S/ JOHN H. FOSTER
John H. Foster Chairman of the Board of Directors

/S/ DIRK KUYPER
Dirk Kuyper President and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

(760) 431-9286

July 2, 2007

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TIME: 2:00 p.m., EST

DATE: Tuesday, July 31, 2007

PLACE: HealthpointCapital Partners, LP, 505 Park Avenue, 12th Floor, New York, NY 10022

NOTICE IS HEREBY GIVEN that the annual meeting of Alphatec Holdings, Inc. will be held on July 31, 2007 (the “Annual Meeting”), for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation;

2.	To ratify the selection of Ernst & Young, LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may be properly presented at the meeting.

Only those holders of our common stock of record as of the close of business on June 15, 2007, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A total of 35,090,488 shares of our common stock were issued and outstanding as of that date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

For the ten-day period immediately prior to the Annual Meeting, the list of stockholders entitled to vote will be available for inspection at our offices at 2051 Palomar Airport Road, Carlsbad, California 92011.

At least a majority of all issued and outstanding shares of common stock is required to constitute a quorum. Accordingly, whether you plan to attend the Annual Meeting or not, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq. General Counsel and Secretary

ALPHATEC HOLDINGS, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, CA 92011

(760) 431-9286

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders and any adjournments of the meeting to be held at 2:00 p.m., EST, on Tuesday, July 31, 2007 at the offices of HealthpointCapital Partners, LP ("HealthpointCapital"), which are located at 505 Park Avenue, 12th Floor, New York, NY 10022 (the “Annual Meeting”). This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

On July 2, 2007 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement, our 2006 annual report, which includes our financial statements for the fiscal year ended December 31, 2006. You can also find a copy of our 2006 Annual Report on Form 10-K, as amended, on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through the Investor Relations section of our website at www.alphatecspine.com.

Who Can Vote?

Only stockholders who owned Alphatec Holdings, Inc. common stock at the close of business on June 15, 2007 are entitled to vote at the Annual Meeting. On this record date, there were 35,090,488 shares of Alphatec Holdings, Inc. common stock outstanding and entitled to vote. Alphatec Holdings, Inc. common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. A stockholder may revoke a proxy before the proxy is voted by delivering a signed statement of revocation to us at 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011, Attention: Ebun S. Garner, Esq., General Counsel and Secretary. The proxy may also be revoked by submitting to us prior to the Annual Meeting a more recently dated proxy or by attending the Annual Meeting and voting in person.

How Many Votes Do I Have?

Each share of Alphatec Holdings, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Mellon Investor Services, 480 Washington Ave., Jersey City, NJ 07310, or you have stock certificates, you may vote:

•

By mail. Complete and mail the enclosed proxy card, a copy of which is attached hereto as Appendix A, in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” ratification of the selection of independent auditors for our fiscal year ending December 31, 2007.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may revoke your proxy in any one of the following ways:

•	signing a new proxy card and submitting it as instructed above;

•

notifying us at 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011, Attention: Ebun S. Garner, Esq., General Counsel and Secretary, in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 2, even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Auditors

The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of independent auditors. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Ernst & Young, LLP as our independent accountants for 2007, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Mellon Investor Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 2:00 p.m., Eastern Time, on Tuesday, July 31, 2007 at the offices of HealthpointCapital, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022. When you arrive at HealthpointCapital signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, Mellon Investor Services, by calling their toll free number, 1-866-265-1875.

If you do not wish to participate in “householding” and would like to receive your own set of the annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alphatec Holdings, Inc. shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at 1-866-265-1875 or writing them at 480 Washington Ave., Jersey City, NJ 07310.

•

If a broker or other nominee holds your Alphatec Holdings, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 18, 2007, for (a) The executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement, (b) each of our directors, (c) all of our current directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within the 60-day period following June 18, 2007 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 35,895,362 shares of common stock outstanding on June 18, 2007. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Unless otherwise indicated, the address for each director and current executive officer is c/o Alphatec Holdings, Inc., 2051 Palomar Airport Road, Carlsbad, California 92011.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent
Directors and Executive Officers
John H. Foster(2)	13,525,939	37.7%
Mortimer Berkowitz III(3)	13,350,839	37.2%
Shunshiro “Roy” Yoshimi	1,223,863	3.4%
R. Ian Molson(4)	253,463	*
Stephen Lubischer	79,119	*
Herbert J. Bellucci	76,097	*
Stephen H. Hochschuler, M.D.	72,183	*
Stephen E. O’Neil	54,137	*
Steven Reinecke	46,300	*
Ebun S. Garner, Esq.(5)	38,182	*
Steven M. Yasbek(6)	8,342	*
James R. Glynn	—	*
M. Ross Simmonds	—	*
Dirk Kuyper	—	*
Richard Ravitch	—	*
All executive officers and directors as a group (15 persons)(7)	15,839,825	43.1%

5% Percent Stockholders
HealthpointCapital Partners, LP 505 Park Avenue, 12th Floor New York, NY 10022(8)	13,344,639	37.2%

Federal Insurance Company 15 Mountain View Road Warren, NJ 07061-1615(9)	2,999,834	8.4%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 18, 2007, pursuant to the exercise of options, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Includes 13,244,639 shares of common stock held by HealthpointCapital Partners, LP. John H. Foster, our former President and CEO and our current Chairman, is a managing member of HGP, LLC, which is the general partner of, and has a 20% profits interest in, HealthpointCapital Partners, LP, and Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has a 25% ownership interest in HGP, LLC, which exercises voting, investment and dispositive rights with respect to the shares of stock owned by HealthpointCapital Partners, LP. Mr. Foster disclaims beneficial ownership of the shares owned by HealthpointCapital Partners, LP, except as to his proportionate pecuniary interest in such shares.

(3)	Includes 13,244,639 shares of common stock held by HealthpointCapital Partners, LP. Mortimer Berkowitz III, one of our directors, is a managing member of HGP, LLC, which is the general partner of, and has a 20% profits interest in HealthpointCapital Partners, LP, and the President, a member of the Board of Managers and a managing member of HealthpointCapital, LLC, which has a 25% ownership interest in HGP, LLC, which exercises voting, investment and dispositive rights with respect to the shares of stock owned by HealthpointCapital Partners, LP. Mr. Berkowitz disclaims beneficial ownership of the shares owned by HealthpointCapital Partners, LP, except as to his proportionate pecuniary interest in such shares.

(4)	Includes 199,326 shares of common stock held by the Swiftsure Trust. Mr. Molson controls Nantel Investment, Ltd., which is a beneficial owner of the Swiftsure Trust. Mr. Molson disclaims beneficial ownership of the shares owned by the Swiftsure Trust except as to his proportionate pecuniary interest in such shares.

(5)	Includes 8,925 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of June 18, 2007.

(6)	Includes 2,542 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of June 18, 2007.

(7)	Includes an aggregate of 11,467 shares issuable pursuant to the exercise of options that are or will become vested within 60 days of June 18, 2007. Includes 13,244,639 shares of common stock held by HealthpointCapital Partners, LP, See also footnotes (2) and (3) above.

(8)	The amount of beneficial ownership of shares is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007. See also footnotes (2) and (3) above.

(9)	The amount of beneficial ownership of shares is based on a Schedule 13G filed jointly by Federal Insurance Company and The Chubb Corporation with the Securities and Exchange Commission on February 13, 2007. The shares are held directly by Federal Insurance Company, which is a wholly owned subsidiary of The Chubb Corporation.

MANAGEMENT

The Board of Directors

Our Restated Certificate of Incorporation and Restated By-laws provide that our business is to be managed by or under the direction of our Board of Directors.

Our Board of Directors has voted to set the size of the Board of Directors to seven and nominated John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn and Richard Ravitch for election at the Annual Meeting for a term of one year to serve until the 2008 annual meeting of stockholders, and until their respective successors have been elected and qualified, or until their earlier death or resignation

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position in the Company
John H. Foster	65
Mortimer Berkowitz III	53
R. Ian Molson(1)(2)(3)	52
Stephen E. O’Neil(1)(2)(3)	74
Stephen H. Hochschuler, M.D.	64
James R. Glynn(1)	60
Richard Ravitch	73

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Nominating and Governance Committee

John H. Foster has served as Chairman of the Board of the Company and our subsidiary, Alphatec Spine, since March 2005. He served as the President and Chief Executive Officer of the Company and our subsidiary, Alphatec Spine, from December 2006 to June 2007. From October 2006 until December 2006, he served as the Executive Chairman of us and our subsidiary, Alphatec Spine. Mr. Foster also served as Chief Executive Officer of the Company and our subsidiary, Alphatec Spine, from March 2005 to October 2005. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC. He has held the position with HGP, LLC since its formation in August 2002 and the positions with HealthpointCapital, LLC since its formation in July 2002. He founded Foster Management Company and has served as its Chairman and Chief Executive Officer since 1972. From inception, Foster Management Company has managed seven private equity funds. Mr. Foster is an experienced operating executive and a 30-year veteran of private equity investing. Mr. Foster has served as Chief Executive Officer of most of Foster Management’s portfolio companies, including NovaCare, Inc., a physical rehabilitation services company. Mr. Foster is a director of Scient’x S.A., a spinal implant company, a director of HealthpointCapital Dental Holdings, Inc., a holding company that owns several dental implant operating companies, a director of DTI Holdings, Inc., a holding company that owns several dental laboratory operating companies, on the Dean’s Council at the Harvard School of Public Health, a Trustee of the Hospital for Special Surgery in New York, a Trustee of the Burke Rehabilitation Hospital, an Overseer of the Amos Tuck School of Business at Dartmouth College, and formerly a Board Member of Avon, Inc. and Corning Incorporated. Mr. Foster received an MBA from the Amos Tuck School of Business at Dartmouth College and a Bachelor of Arts from Williams College.

Mortimer Berkowitz III has served as a Director of the Company and our subsidiary, Alphatec Spine, since July 2005. He is currently a managing member of HGP, LLC, which is the general partner of HealthpointCapital Partners, LP, and President, a member of the Board of Managers and a managing director of HealthpointCapital,

LLC. He has held the position with HGP, LLC since its formation in August 2002, the positions of managing director and member of the Board of Managers of HealthpointCapital, LLC since its formation in July 2002 and the position of President of HealthpointCapital, LLC since February 2005. Prior to joining HealthpointCapital, LLC, Mr. Berkowitz was managing director and co-founder of BPI Capital Partners, LLC, a private equity firm founded in 1990. Prior to 1990, Mr. Berkowitz spent 11 years in the investment banking industry with Goldman, Sachs & Co., Lehman Brothers Incorporated and Merrill Lynch & Co. He is a director of Scient’x S.A., a spinal implant company, a director of HealthpointCapital Dental Holdings, Inc., a holding company that owns several dental implant operating companies, a director of DTI Holdings, Inc., a holding company that owns several dental laboratory operating companies, a member of the Goelet LLC Private Equity Advisory Board, on the Leadership Council of the Harvard School of Public Health and a trustee of The Buckley School of New York. He received a Bachelor of Arts from Harvard College and an MBA from the Columbia Graduate School of Business.

R. Ian Molson has served as a Director of the Company and our subsidiary, Alphatec Spine, since July 2005. Mr. Molson has served as a Director of Cayzer Continuation PCC, an investment company, since September 2004. From June 1994 to May 2004, Mr. Molson served as Deputy Chairman for the Board, Chairman of the Executive Committee and as a member of the Audit and Financial Committee and the Human Resources and Corporate Governance Committee of Molson, Inc., a leader in the brewery industry. Between 1977 and 1997, he was employed by Credit Suisse First Boston in various capacities, including Managing Director. From 1993 to 1997, Mr. Molson served as Head of the Investment Banking Department in Europe, a position which encompassed corporate finance, corporate advisory, mergers and acquisitions businesses in Europe, Russia, Africa and the Middle East. Mr. Molson received a Bachelor of Arts from Harvard College.

Stephen E. O’Neil has served as a Director of the Company and our subsidiary, Alphatec Spine, since July 2005. In May 1991, he founded The O’Neil Group, which provides legal and financial advice to clients primarily in the areas of mergers and acquisitions, financings and corporate strategy, where he has served as the principal since its inception. Prior to that, Mr. O’Neil formed a law partnership with Paul Mishkin under the name Mishkin, O’Neil for the purpose of engaging in general corporate and business law. Prior to that, he co-founded two corporations, Syntro Corporation and NovaCare, Inc., which have since become public companies. From 1968 to 1981 Mr. O’Neil served in several executive capacities, including President and Vice Chairman, of City Investor Company. Prior to that Mr. O’Neil was associated with the law firm of Cravath, Swain and Moore LLP. Mr. O’Neil received a Bachelor of Arts from Princeton University and an L.L.B. from Harvard Law School.

Stephen H. Hochschuler, M.D. has served as a Director of the Company and our subsidiary, Alphatec Spine, since October 2006. Dr. Hochschuler has been the Chairman of our Scientific Advisory Board since October 2005. Dr. Hochschuler is the Chairman and a Co-Founder of the Texas Back Institute and began serving as Chairman in 1980. Dr. Hochschuler has been an orthopedic surgeon specializing in spinal disorders since 1977 and his surgical practices are conducted in Plano, Texas and Phoenix, Arizona. Dr. Hochschuler is a founding member of the Board of the Spine Arthroplasty Society. He is an active member of the Texas Spine Society, the American Board of Spine Surgeons, the American Academy of Orthopedic Surgeons and the American Pain Society. Dr. Hochschuler received his M.D. from Harvard Medical School and his Bachelor of Arts from Columbia College.

James R. Glynn has served as a Director of the Company and our subsidiary, Alphatec Spine, since April 2007. From January 2003 to July 2003, Mr. Glynn served as the President and interim Chief Executive Officer of Invitrogen Corp., a publicly held biotechnology company (Nasdaq: IVGN). Mr. Glynn retired from such positions in July 2003. From July 2002 to December 2002, Mr. Glynn was an Executive Vice President at Invitrogen, and from June 1998 to June 2002, he served as Invitrogen’s Executive Vice President and Chief Financial Officer. From June 1998 to April 2006 Mr. Glynn served as a member of the board of directors of Invitrogen. From July 1995 to May 1997, he served as Senior Vice President and Chief Financial Officer of Invitrogen. From May 1997 to July 1999, he served as the as Chief Operating Officer, Chief Financial Officer and a member of the board of directors of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn is currently a member of the board of director of Visual Sciences, Inc. a publicly held internet analytics company (Nasdaq: VSCN). Mr. Glynn holds a B.B.A. in accounting from Cleveland State University.

Richard Ravitch has served as a Director of the Company ands our subsidiary, Alphatec Spine, since June 2007. Since 1996 Mr. Ravitch has served as a Principal of Ravitch Rice & Company LLC, and Chairman of Waterside Management Company. Mr. Ravitch is currently the Chairman of both the AFL-CIO Housing Investment Trust’s Board of Trustees, and the AFL-CIO Building Investment Trust’s Advisory Board. Mr. Ravitch’s other professional activities currently include service as Trustee of the Century Foundation, Trustee of Mount Sinai Medical Center, and he sits on the Board of Parsons Brinckerhoff Inc. From 1960 to 1977 Mr. Ravitch was the chairperson of the HRH Construction Corporation, which created over 45,000 units of affordable housing in New York City and other urban areas. During his professional career Mr. Ravitch has served as the Chairman of the New York State Urban Development Corporation, Chairman and CEO of the New York Metropolitan Transit Authority, Chairman and CEO of Bowery Savings Bank, a Director of the American Stock Exchange and President of the Player’s Relations Committee for Major League Baseball. Mr. Ravitch is a graduate of Columbia College and has an LLB from Yale University School of Law. Mr. Ravitch is admitted to practice law in the State of New York.

Our Board of Directors has determined that the following members of the Board of Directors qualify as independent under the definition promulgated by the Nasdaq Stock Market: R. Ian Molson, Stephen E. O’Neil, James R. Glynn and Richard Ravitch.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2006, there were 12 meetings of our Board of Directors, and the various committees of the Board of Directors met a total of six times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he served during the 2006 fiscal year.

Audit Committee. Our Audit Committee met three times during the 2006 fiscal year. This committee currently has three members, James R. Glynn (Chairman), R. Ian Molson and Stephen E. O’Neil. Our Audit Committee has the authority to retain and terminate the services of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Messrs. Molson and Glynn are each an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K.

A copy of the Audit Committee’s written charter is publicly available on our website at www.alphatecspine.com.

Compensation Committee. Our Compensation Committee met three times during the 2006 fiscal year. This committee currently has two members, Stephen E. O’Neil (Chairman) and R. Ian Molson. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision-making process with respect to that issue without the presence of the Chief Executive Officer. All members of the Compensation Committee qualify as independent directors under the standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. A copy of the Compensation Committee’s written charter is publicly available on our website at www.alphatecspine.com.

Nominating and Governance Committee. Our Nominating and Governance Committee did not meet during the 2006 fiscal year and has two members, Stephen E. O’Neil (Chairman) and R. Ian Molson. Our Nominating and Governance Committee’s role is to make recommendations to the Board of Directors as to the size and composition of the Board of Directors and its committees, and to evaluate and make recommendations as to potential candidates. All members of the Nominating and Governance Committee qualify as independent directors under the definition promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2007 Annual Meeting of Stockholders, it must comply with the procedures set forth in the Company’s By-laws and give timely notice of the nomination in writing to the Secretary of the Company not less than 45 or more than 75 days prior to the date on which we first mail our proxy statement relating to our Annual Meeting of Stockholders to be held in 2007. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it must make such proposal for such candidate in writing, addressed to the Nominating and Governance Committee care of our Secretary at our principal offices. Submissions must be made by mail, courier or personal delivery and must contain the information set forth in our Nominating and Governance Committee Charter, which is available on our website at www.alphatecspine.com.

Shareholder Communications to the Board of Directors

Generally, shareholders who have questions or concerns should contact Gordon Bigler, our Vice President, Investor Relations, at 760-431-9286. However, any shareholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board of Directors at 2051 Palomar Airport Road, Carlsbad, CA 92011. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; or

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

Set forth below is certain information regarding our principal executive officers. We have employment agreements with all of our principal executive officers. Other than with respect to Mr. Kuyper, all of our principal executive officers are at-will employees.

Name	Age	Position
Dirk Kuyper	50	President and Chief Executive Officer
M. Ross Simmonds	51	Senior Vice President and Chief Operating Officer
Steven M. Yasbek	53	Chief Financial Officer, Vice President and Treasurer
Stephen Lubischer	44	Vice President, Sales
Steven Reinecke	46	Chief Technology Officer and Vice President
Herbert J. Bellucci	57	Vice President, Manufacturing and International
Ebun S. Garner, Esq.	35	General Counsel, Vice President, Compliance and Secretary
Shunshiro “Roy” Yoshimi	58	President, Chief Executive Officer and Chairman of the Board of Alphatec Pacific, Inc.

Dirk Kuyper has served as our President and Chief Executive Officer since June 2007. Since 1990, Mr. Kuyper has worked at Aesculap, Inc., a subsidiary of the healthcare company, B. Braun Melsungen AG, which manufactures surgical instrumentation and implants for various types of surgeries, including spinal, neuro, orthopedic, ENT, plastic and reconstructive, thoracic, micro-vascular, cardiovascular and laparoscopic surgeries. From 2004 until June 2007, Mr. Kuyper was the President of Aesculap. From 2001 until 2004, Mr. Kuyper was the Executive Vice President and Chief Operating Officer of Aesculap. From 1998 until 2001, Mr. Kuyper was the Executive Vice President, Sales and Marketing of Aesculap. From 1990 until 1998, Mr. Kuyper held various sales management positions at Aesculap. Mr. Kuyper received a Bachelor of Science in Biology from the University of Miami and an Executive Education Certificate from the Graduate School of Sales and Marketing at Syracuse University.

M. Ross Simmonds has served as the Senior Vice President and Chief Operating Officer of the Company and our subsidiary, Alphatec Spine, since December 2006. From October 2006 to December 2006, Mr. Simmonds served as the Senior Vice President, Sales and Marketing of the Company and our subsidiary, Alphatec Spine. From 2004 through October 2006, Mr. Simmonds was the Chief Operating Officer and Senior Vice President at Long Beach Memorial Medical Center and Miller Children’s Hospital in Long Beach, California. From 1989 to 2004, Mr. Simmonds held world-wide senior level sales, marketing and distribution development positions at Interpore Cross International, a company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices. In his most recent position at Interpore, Mr. Simmonds served as Corporate Officer, responsible for strategic sales and marketing planning and selling strategies for various orthopedic products, including spinal implants. Mr. Simmonds received a Bachelors of Science from Louisiana State University.

Steven M. Yasbek has served as the Chief Financial Officer, Vice President and Treasurer of the Company and our subsidiary, Alphatec Spine, since October 2006. From January 2006 until October 2006, he served as the Vice President, Finance and Corporate Controller of the Company and our subsidiary, Alphatec Spine. From March 2004 to January 2006, Mr. Yasbek was Vice President, Corporate Controller of REMEC, Inc. (OTCBB: REMC.OB), an international manufacturer of RF microwave products. From June 2000 to October 2002, Mr. Yasbek was Vice President, Corporate Controller, and Chief Information Officer for Paradigm Wireless Systems, a privately held, international manufacturer of RF power amplifiers. Mr. Yasbek is a certified public accountant and received a Bachelor of Science in Accounting and an MBA from Loyola Marymount University.

Stephen Lubischer has served as the Vice President, Sales of the Company and our subsidiary, Alphatec Spine, since December 2006. From May 2005 to December 2006, Mr. Lubischer, was one of the Company’s and our subsidiary’s, Alphatec Spine’s, Regional Vice Presidents, Sales. From 1995 to May 2005, Mr. Lubischer held senior level sales positions at Interpore Cross International, a company that designs, manufactures and markets synthetic bone and tissue products and spinal implant devices. In his most recent position at Interpore, Mr. Lubischer served as the Eastern Vice President of Sales. Prior to joining Interpore Cross Mr. Lubischer also served as the Vice President, Sales for each of BIONX Implants and Immedica, Inc., both medical device companies. Mr. Lubischer received a Bachelor of Arts in Communications from Boston College.

Steven Reinecke has served as the Chief Technology Officer and Vice President of the Company and our subsidiary, Alphatec Spine, since August 2006. From October 2005 until August 2006, he served as the Vice President of Research and Development of the Company and our subsidiary, Alphatec Spine. Prior to that, he was Vice President of Research and Development for Orthofix Inc. (Nasdaq: OFIX), a medical device company, from December 2001 to October 2005 and Director of Research and Development from August 2000 to December 2001. From September 1996 to August 2000, Mr. Reinecke was Vice President of Research and Development of Kinesis Medical and from 1992 to 1996, he was co-founder and Vice President of Ergomedics. Mr. Reinecke held several positions from 1983 to 1992 within the Department of Orthopedics at the University of Vermont focusing on low back pain. Mr. Reinecke received a Bachelor of Science in Mechanical Engineering and a Masters in Biomedical Engineering from the University of Vermont.

Herbert J. Bellucci has served as the Vice President, Manufacturing and International of the Company and our subsidiary, Alphatec Spine, since August 2006. From August 2005 until August 2006, he served as the Vice President of Manufacturing of the Company and our subsidiary, Alphatec Spine. From May 2003 to April 2005, he was Senior Vice President of Operations for Digirad Corp. (Nasdaq: DRAD), a medical imaging company. From April 1994 to February 2003, he served as Vice President of Manufacturing for Omnicell, Inc. (Nasdaq OMCL), a healthcare supply chain solution provider, and, from 1993 to 1994, as Vice President of Operations for Vidamed, Inc. Mr. Bellucci worked in various positions, including Senior Vice President of Operations, at Laserscope from 1984 to 1993. Mr. Bellucci received a Bachelor of Science in Engineering from Brown University and an MBA from the Stanford Graduate School of Business.

Ebun S. Garner, Esq. has served as the General Counsel, Vice President, Compliance and Secretary of the Company and our subsidiary, Alphatec Spine, since December 2006. From August 2006 until December 2006, he served as the General Counsel and Vice President, Compliance of the Company and our subsidiary, Alphatec Spine. From September 2005 until August 2006, he served as the Vice President of Legal Affairs and Compliance of the Company and our subsidiary, Alphatec Spine. From August 2005 to September 2005, he served as the Vice President of Legal Affairs of the Company and our subsidiary, Alphatec Spine. From July 2000 until August 2005, Mr. Garner was a corporate associate at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. From September 1999 until July 2000, Mr. Garner was a corporate associate at the law firm of Squadron, Ellenoff, Plesent and Sheinfeld, LLP. Mr. Garner is admitted to practice law in the State of New York. Mr. Garner received a Bachelor of Arts in Economics from the University of Pennsylvania and a J.D. from New York University School of Law.

Shunshiro “Roy” Yoshimi has served as the President, Chief Executive Officer and Chairman of the Board of our subsidiary, Alphatec Pacific, since March 2005. Mr. Yoshimi was the founder of Alphatec Spine and served as the Chairman of the Board, President and Chief Executive Officer of Alphatec Spine from January 1990 to March 2005. Mr. Yoshimi has extensive experience in the field of development and sale of orthopedic products. During the 12 years prior to founding Alphatec Spine, Mr. Yoshimi had been actively involved with ACE Medical and DePuy, Inc., two large international orthopedic device manufacturers, as a manager for Eastern Asia and then as a distributor in Japan. His experience includes having established distributors and representatives in Korea, Taiwan, and Hong Kong and sales and distribution networks in Japan for DePuy, Inc. Initially, he operated as a distributor in Japan for DePuy, Inc. and later became President of DePuy, Inc.’s Japan subsidiary.

COMPENSATION DISCUSSION AND ANALYSIS

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation of our named executive officers.

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. The focus is to tie short and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has maintained a compensation plan that ties a substantial portion of executives’ overall compensation to our operational performance. Because we believe the performance of every employee is important to our success, we are mindful of the effect our executive compensation and incentive programs have on all of our employees. Executive compensation decisions for the 2006 fiscal year were determined by using the policies and processes in place prior to our initial public offering and are detailed below.

In the 2006 fiscal year, management developed our compensation plans by utilizing publicly available compensation data for national and regional companies in the orthopedic device industry. For benchmarking executive compensation, we typically review the compensation data we have collected from the surveys, as well as various subsets of this data, to compare elements of compensation based on certain characteristics of the company, such as number of employees and number of shares of stock outstanding. Examples of companies we have used in evaluating our compensation components are Nuvasive, Inc., Orthofix International, N.V. and DJ Orthopedics, Inc.

Based on management’s analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to bring base salaries and total executive compensation in line with companies with a similar number of employees represented in the compensation data we review.

We have worked within the framework of this pay-for-performance philosophy to determine each component of an executive’s initial compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	uniqueness of industry skills.

This collaborative annual review process begins in the second fiscal quarter of each year with respect to the prior fiscal year with each employee completing a written self-evaluation that is reviewed by the appropriate vice president. The vice president reviews and meets with human resources to finalize department recommendations that are then reviewed by an internal group comprised of our Chief Operating Officer, Chief Financial Officer, and Vice President, Human Resources. That group reviews the submissions by each department and prepares a final set of recommendations for submission to our President and CEO. The Compensation Committee may accept or adjust the recommendations. After the Compensation Committee approves the recommendations, managers then meet with employees to deliver their performance review and any compensation adjustments. Compensation adjustments are implemented following the completion of the review process. The annual reviews of our executive officers are conducted by our President and Chief Executive Officer.

In evaluating compensation for the 2006 fiscal year, we considered, among others, the following factors and events that occurred during 2006:

•	the successful completion of our initial public offering and the ability to meet the necessary financial and legal requirements of a public company;

•	the close monitoring of our financial position to allow timely completion of our corporate priorities within the approved budget; and

•	the continued increase of our revenues.

We do not currently have a merit-based salary increase program for our Named Executive Officers. All salary increases granted to Named Executive Officers, to the extent granted, were tied to either a promotion of such Named Executive Officer, or an increase in the responsibilities of a Named Executive Officer. In 2006 we provided cash bonus awards to certain of our employees, including all of the Named Executive Officers, through our 2006 Bonus Plan. The 2006 Bonus Plan was a cash incentive program designed to reward employees upon our achievement of certain revenue goals. Under our 2006 Bonus Plan, each of the Named Executive Officers listed below, based on the recommendation of the President and Chief Executive Officer and approval by the Board of Directors, was eligible for cash bonuses. The target cash bonuses were determined according to a formula expressed as percentages of the respective Named Executive Officer’s base salary based on the achievement of revenue goals determined by the Board of Directors.

Our Compensation Committee, with contributions from the other members of our Board of Directors and management, evaluates our President and Chief Executive Officer’s performance.

Compensation Components

The components of our compensation package are as follows:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. Most of our Named Executive Officers began their employment with us in 2006. All employment agreements with our Named Executive Officers were the result of arms-length negotiations. As with total executive compensation, we believe that executive base salaries should generally be comparable with salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive’s base salary is also evaluated together with other components of the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Annual Cash Bonus

Our practice has been to provide employees in executive positions with the opportunity to earn an annual cash bonus up to a certain percentage of their annual base salary. The target percentages for these bonuses range from 10% for senior managers below the vice president level, 25% to 50% for vice presidents, and 50% for the

President and Chief Executive Officer. These target percentages are generally set forth in the employee’s employment agreement or offer letter and are subject to adjustment in the discretion of the Compensation Committee. This practice is designed to enable us to attract quality employees and add an additional compensation opportunity in the form of variable pay. As part of the annual review process, performance of each eligible employee is evaluated against the objectives that were mutually established by the employees and their managers. The Compensation Committee determines the percent of the bonus to be awarded based on overall corporate performance together with a subjective assessment by their manager of each employee’s achievement of the previously established performance goals that relate to the employee’s area of responsibility. Bonus awards are generally prorated for individuals who joined us during the applicable year.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in equity-based awards. Our Amended and Restated 2005 Employee, Director and Consultant Stock Plan, or our 2005 Stock Plan, allows the grant to executive officers of stock options, restricted stock, and other equity-based awards. Prior to our initial public offering we granted certain employees restricted stock awards. Since our initial public offering we have only granted incentive stock options to employees, however we may consider the possibility of granting other types of equity awards as our business strategy evolves. We typically make an initial stock option award to new employees as well as option grants to reflect promotions, as necessary. Currently we do not make annual stock option awards as part of our overall performance management program, however we may institute such a program in fiscal 2007.

Initial Stock Option Awards

Since our initial public offering, executives who join us are awarded initial stock option grants. These grants have an exercise price equal to the closing price of our common stock on the day prior to the date of grant, which is generally the second Wednesday of each month after the beginning of the executive’s employment, and a five-year vesting schedule with 20% of the shares vesting on the annual anniversary of the date of issuance. The amount of the initial stock option award is determined based on the executive’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review with the goal of creating a total compensation package for new employees that is competitive with other orthopedic device companies and that will enable us to attract high quality people. Our President and Chief Executive Officer is currently authorized by the Compensation Committee to make initial stock option grants within certain parameters to non-executive officers, beyond which Compensation Committee approval is required.

To determine the proposed option recommendations for new hires in 2006, we relied upon the data we had previously collected with respect to the compensation being paid by orthopedic device manufacturers of a similar size to us.

Promotion Grants

If an employee receives a promotion during the year, we generally recommend that the Compensation Committee, or its designee, approve stock option grants to reflect the promotion. Generally, these promotion grants begin to vest on the date of the stock option grant, which is generally the second Wednesday of each month after approval of the grant related to the promotion. The method for determining each promotion grant is based on the numbers used for determining an initial stock option grant for the position with a reduction from such amount based on the number of options previously granted to such employee.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, dental insurance, and a 401(K) plan. In particular circumstances, we also utilize cash signing bonuses when certain executives and senior non-executives join us. Such cash signing bonuses are typically repayable in full to us if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we have paid and will consider paying cash bonuses to compensate for amounts forfeited by an executive upon terminating prior employment. In addition, we may assist with certain expenses associated with an executive joining and maintaining their employment with us. For example, in 2006 we reimbursed our Chief Technology Officer, former Vice President, RA/QA, former President and CEO and former Chief Administrative Officer for certain housing costs and/or expenses for relocation. We have also provided reimbursement compensation for the taxes associated with these benefits. We believe these forms of compensation create additional incentives for an executive to join us in a position where there is high market demand. These forms of compensation are typically structured to not exceed certain monetary amounts and/or time periods. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one or two years of their date of hire.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. In 2007, we plan to begin working on a revised compensation structure that is more reflective of our needs as a public company. Management plans to engage a compensation consultant to assist us in this process and we anticipate completing this work and implementing this new structure in 2008.

Description of Employment Agreements with Named Executive Officers

In June 2007, we and our subsidiary, Alphatec Spine, entered into an employment agreement with Dirk Kuyper, pursuant to which Mr. Kuyper agreed to serve as our, and Alphatec Spine’s President and Chief Executive Officer. The term of the agreement is four years. Pursuant to the agreement Mr. Kuyper will receive an initial annual base salary of $350,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 100% of his annual base salary for such year, with the payment of such bonus based on Mr. Kuyper’s achievement of performance objectives established by the Board of Directors each fiscal year. Pursuant to the agreement, we will grant Mr. Kuyper 690,000 shares of restricted common stock. The restricted common stock will vest and become non-forfeitable in 16 equal tranches beginning on the date that is three months after the issuance of such restricted common stock and every three months thereafter. In addition, all of the restricted common stock shall become fully vested upon a change of control, or upon Mr. Kuyper’s death or permanent disability. Pursuant to the agreement, we have agreed to reimburse Mr. Kuyper for up to $270,000 of costs related to his relocation to Carlsbad, CA. It is anticipated that Mr. Kuyper will be appointed to our, and Alphatec Spine’s boards of directors, provided that such appointment is in accordance with the Nasdaq rules governing director independence.

In October 2006, we and our subsidiary, Alphatec Spine, entered into an employment agreement with Steven M. Yasbek, pursuant to which Mr. Yasbek agreed to serve as our Chief Financial Officer, Vice President and Treasurer. Pursuant to the agreement Mr. Yasbek will receive an initial annual base salary of $225,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 40% of his annual base salary for such year, with the payment of such bonus based on Mr. Yasbek’s achievement of quarterly and annual performance objectives established by the Board of Directors at the beginning of each fiscal year. Pursuant to the agreement, we granted Mr. Yasbek options to purchase up to 37,910 shares of our common stock at an exercise price equal to the fair market value on the grant date. The options will vest annually in five equal tranches beginning on the first anniversary of the grant date. In addition, all of the options shall become fully vested upon a change of control.

In December 2006, we and our subsidiary, and Alphatec Spine, entered into an employment agreement with Stephen Lubischer, pursuant to which Mr. Lubischer agreed to serve as our Vice President, Sales. Pursuant to the agreement Mr. Lubischer will receive an initial annual base salary of $275,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Lubischer’s achievement of quarterly and annual performance objectives established by the Board of Directors at the beginning of each fiscal year. The Board of Directors increased this bonus percentage to 85% for the 2007 fiscal year in order to provide an additional performance incentive to Mr. Lubischer. Pursuant to the agreement, we granted Mr. Lubischer options to purchase up to 7,160 shares of our common stock at an exercise price equal to the fair market value on the grant date. The options will vest annually in five equal tranches beginning on the first anniversary of the grant date. In addition, all of the options shall become fully vested upon a change of control.

In August 2006, we and our subsidiary, Alphatec Spine, entered into an employment agreement with Steven Reinecke, pursuant to which Mr. Reinecke agreed to serve as our Chief Technology Officer and Vice President. Pursuant to the agreement Mr. Reinecke will receive an initial annual base salary of $235,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Reinecke’s achievement of quarterly and annual performance objectives established by the Board of Directors at the beginning of each fiscal year. Pursuant to the agreement, we granted Mr. Reinecke options to purchase up to 10,000 shares of our common stock at an exercise price equal to the fair market value on the grant date. The options will vest annually in five equal tranches beginning on the first anniversary of the grant date. In addition, all of the options shall become fully vested upon a change of control.

In August 2005 our subsidiary, Alphatec Spine, entered into an executive services agreement with Shunshiro “Roy” Yoshimi, pursuant to which Mr. Yoshimi agreed to serve as the President, CEO and Chairman of our subsidiary, Alphatec Pacific. Pursuant to the agreement Mr. Yoshimi will receive an initial annual base salary of $200,000.

All option awards granted to our Named Executive Officers were granted pursuant to our 2005 Stock Plan and vest annually from the grant date in five equal installments of 20%. All option grants have a term of ten years. These grants have an exercise price equal to the closing price of our common stock on the day prior to the date of grant.

All restricted share awards granted to our Named Executive Officers were granted pursuant to our 2005 Stock Plan and vest annually from the grant date in five equal installments of 20%. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to the Company by our two former Chief Executive Officer (one of whom is currently serving as the Chairman of our Board of Directors), our current and former Chief Financial Officers, our three other most highly compensated executive officers and one former executive officer, each of whose total compensation exceeded $100,000, during the fiscal year ended December 31, 2006. We refer to these executive officers as our “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principle Position	Year	Salary	Bonus(6)	Stock Awards (7)		Option Awards (7)	All other Compensation (10)(19)		Total
John H. Foster(1) President, Chief Executive Officer and Chairman of the Board of Directors	2006	$—	$—	$—		$—	$—		$—

Ronald G. Hiscock(2) Former President and Chief Executive Officer	2006	408,653	352,676	2,062,592	(8)	—	605,197	(11)	3,429,118

Steven M. Yasbek Chief Financial Officer, Vice President and Treasurer	2006	170,173	12,038	—		23,304	6,807	(12)	212,322

Stephen T.D. Dixon(3) Former Chief Financial Officer, Vice President and Treasurer	2006	202,789	44,556	—		—	77,219	(13)	324,564

Scott Palka(4) Former Chief Financial Officer, Vice President and Treasurer	2006	34,615	—	(126,656	)(8)	—	288,486	(14)	196,445

Steven Reinecke Chief Technology Officer and Vice President	2006	216,154	26,338	118,807		2,867	82,019	(15)	446,185

Stephen Lubischer Vice President, Sales	2006	275,000	30,000	82,713		—	26,211	(16)	413,924

Shunshiro “Roy” Yoshimi Chairman, President and Chief Executive Officer, Alphatec Pacific	2006	153,846	—	—		—	200,000	(17)	353,846

Vicky Romanoski(5) Former Chief Administrative Officer	2006	248,105	29,631	181,659		—	106,929	(18)	566,324

(1)	Mr. Foster served as our President and Chief Executive Officer from December 2006 through June 18, 2007.

(2)	Mr. Hiscock served as our President and Chief Executive Officer from June 7, 2005 through December 14, 2006.

(3)	Mr. Dixon served as our Chief Financial Officer, Vice President and Treasurer from February 7, 2006 through October 17, 2006.

(4)	Mr. Palka served as our Chief Financial Officer, Vice President and Treasurer from April 18, 2005 through February 7, 2006.

(5)	Ms. Romanoski served as our Chief Administrative Officer, Vice President and Secretary from June 8, 2005 through December 14, 2006.

(6)	The bonus amounts in this column reflect actual amounts (a) paid of $300,000 in 2006 to Mr. Hiscock upon the completion of the initial public offering and (b) amounts earned and paid in 2006 pursuant to the respective employees’ employment agreements.

(7)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123(R), “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information about the assumptions used to determine the fair value of the stock and option awards and all forfeitures during the year, see Note 9 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 2, 2007. Our executive officers and former executive officers will not realize the value of the option awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(8)	We recognized $1,364,321 in stock compensation expense during 2006 for the accelerated vesting of the 107,100 shares granted to Mr. Hiscock.

(9)	Upon termination in 2006, Mr. Palka forfeited 178,500 shares of restricted stock that had been granted on August 12, 2005 that was repurchased by us during 2006.

(10)	The totals in this column do not include tax gross ups payments to be paid in 2007 related to other compensation paid in 2006 and 2005 as follows: (a) $109,679 for Mr. Hiscock, $15,428 for Mr. Reinecke, $11,590 for Mr. Yoshimi and $52,851 for Ms. Romanoski.

(11)	All other compensation for Mr. Hiscock includes (a) $219,358 for reimbursement of lost severance related to Mr. Hiscock’s agreement with Benchmark Medical, (b) PIK dividend on restricted share awards related to the IPO in paid equity of $142,027, (c) PIK dividend on restricted shares awards related to the IPO paid in cash of $76,574 (d) housing allowances of $37,485, (e) automobile allowances of $25,709, (f) airline ticket allowances of $8,155, (g) car service allowances of $8,579, (h) legal fees of $59,736, (i) life insurance policy premiums of $18,584, (j) our 401(K) contributions of $8,800, and (k) rental insurance payments of $190.

(12)	All other compensation for Mr. Yasbek includes our 401(K) contributions of $6,807.

(13)	All other compensation for Mr. Dixon includes (a) severance of $69,327 and (b) our 401(K) contributions of $7,892.

(14)	All other compensation for Mr. Palka includes (a) severance of $265,384, (b) accrued vacation payout of $21,717 and (c) our 401(K) contributions of $1,385.

(15)	All other compensation for Mr. Reinecke includes (a) PIK dividend on restricted share awards related to the IPO in paid equity of $9,418, (b) PIK dividend on restricted shares awards related to the IPO paid in cash of $5,078 (c) housing allowances of $16,889, (d) furniture allowances of $10,484, (e) relocation allowances of $30,000, (f) car service allowances of $1,350 and (g) our 401(K) contributions of $8,800.

(16)	All other compensation for Mr. Lubischer includes (a) PIK dividend on restricted share awards related to the IPO in paid equity of $11,312, (b) PIK dividend on restricted shares awards related to the IPO paid in cash of $6,099 and (c) our 401(K) contributions of $8,800.

(17)	All other compensation for Mr. Yoshimi includes a payment of $200,000 for services rendered in 2005.

(18)	All other compensation for Ms. Romanoski includes (a) PIK dividend on restricted share awards related to the IPO in paid equity of $26,274, (b) PIK dividend on restricted shares awards related to the IPO paid in cash of $14,166 (c) housing allowances of $32,027, (d) automobile allowances of $9,787, (e) airline ticket allowances of $7,426, (f) car service allowances of $8,449 and (g) our 401(K) contributions of $8,800.

(19)	The incremental costs to the company for automobile and airline ticket allowances were calculated as follows: (a) auto allowances were calculated at 100% of the pro rated annual lease value per the IRS rules in Publication 15 and (b) airline ticket allowances were calculated at 20% of the total cost for trips combining business and personal and 100% for personal trips.

Grants Of Plan-Based Awards

The following table sets forth information regarding grants of stock option awards made to our Named Executive Officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Market Price on Date of Grant of Option Awards(1)	Grant Date Fair Value of Stock and Option Awards(2)
John H. Foster	—	—	—	—		—
Ronald G. Hiscock	—	—	—	—		—
Steven M. Yasbek	2/20/2006	—	10,710	$4.76	—	$93,049
Steven M. Yasbek	6/20/2006	—	2,000	$8.07	$8.07	—
Steven M. Yasbek	11/8/2006	10/24/06	37,910	$3.21	$3.12	—
Stephen T. D. Dixon(3)	2/6/2006	2/1/2006	124,950	$4.76	—	$1,085,577
Scott Palka	—	—	—	—		—
Steven Reinecke	8/17/2006	8/16/06	10,000	$6.10	$5.81	—
Stephen Lubischer	—	—	—	—	—	—
Shunshiro Yoshimi	—	—	—	—	—	—
Vicky A. Romanoski	—	—	—	—	—	—

(1)	The exercise price represents the fair market value of our common stock on the date of the grant, which is the closing price of our common stock on the date prior to the date of the grant as reported on the NASDAQ Global Market for grants after June 2, 2006, the date of our initial public offering in accordance with the definition of fair market value set forth in our 2005 Stock Plan.

(2)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123(R), “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information about the assumptions used to determine the fair value of the stock and option awards during the year, see Note 9 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 2, 2007. Our executive officers and former executive officers will not realize the value of the option awards in cash until these awards are exercised and the underlying shares are subsequently sold.

(3)	Upon termination in October 2006, Mr. Dixon forfeited 124,950 unvested stock options that were granted on February 6, 2006.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2006.

	Option Awards(1)				Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unearned Shares or Units That Have not Vested (#)	Market Value of Shares or Units That Have not Vested(3)
John H. Foster	—	—	$—	—	—	$—
Ronald G. Hiscock	—	—	—	—	257,040	958,759
Steven M. Yasbek	—	10,710	$4.76	02/20/16	—	—
Steven M. Yasbek	—	2,000	$8.07	06/20/16	—	—
Steven M. Yasbek	—	37,910	$3.21	11/08/16	—	—
Stephen T. D. Dixon	—	—	—	—	—	—
Scott Palka	—	—	—	—	—	—
Steven Reinecke	—	10,000	$6.10	8/17/2016	35,700	133,161
Stephen Lubischer	—	—	—	—	34,272	127,835
Shunshiro Yoshimi	—	—	—	—	—	—
Vicky A. Romanoski	—	—	—	—	71,400	266,322

(1)	All option awards vest annually from the grant date in five equal installments of 20%. All option grants have a term of ten years.

(2)	All restricted share awards vest annually from the grant date in five equal installments of 20%. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

(3)	Amount based on December 31, 2006 closing price of $3.73 per share of our common stock on the NASDAQ Global Market.

Option Exercises And Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during the fiscal year ended December 31, 2006.

	Stock Awards(1)
Name	Number of Shares Acquired On Vesting	Value Realized on Vesting
John H. Foster	—	$—
Ronald G. Hiscock	171,360	1,530,031
Steven M. Yasbek	—	—
Stephen T. D. Dixon	—	—
Scott Palka	—	—
Steven Reinecke	8,925	31,505
Stephen Lubischer	8,568	50,508
Shunshiro Yoshimi	—	—
Vicky A. Romanoski	17,850	136,303

(1)	All restricted share awards vest annually from the grant date in five equal installments of 20%. All unvested restricted share awards are subject to repurchase rights within 12 months of termination, and in certain instances vested restricted share awards are subject to repurchase within 12 months of termination.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans

Termination of Employment and Change of Control Arrangements

The employment agreements with certain of our Named Executive Officers provide certain benefits upon the termination of employment without cause.

In the event that Mr. Kuyper is terminated without cause, he is entitled to receive as severance compensation his annual base salary for a period of 12 months and a payment for any accrued but unused vacation days. In addition, in the event that Mr. Kuyper’s employment is terminated due to either his death or disability, he (or his estate, as the case may be) is entitled receive an amount equal to Mr. Kuyper’s target bonus for the fiscal year in which such termination occurred (with such amount pro-rated based on the date of termination). In addition, all unvested stock or option grants issued to Mr. Kuyper shall become fully vested upon Mr. Kuyper’s death or permanent disability.

In the event that any of Messrs. Yasbek, Reinecke or Yoshimi is terminated without cause, he is entitled to receive as severance compensation his annual base salary for a period of 12 months and a payment for any accrued but unused vacation days.

In the event that Mr. Lubischer is terminated without cause, he is entitled to receive as severance compensation his annual base salary for a period of at least three, but not more than 12 months, with such period being determined by us, and a payment for any accrued but unused vacation days. During this time period, Mr. Lubischer shall be bound by certain obligations to not compete with us.

In addition to the salary and vacation day payments set forth above, upon any termination without cause, during the time period in which any of these executive officers is receiving severance payments, he will be entitled to continue to participate in all medical and similar benefit programs that we establish and make available to our management employees. Our Compensation Committee, or our Board of Directors in the case of Mr. Yoshimi, agreed to this severance package as part of the negotiations with each of these executive officers to secure his services. Our Compensation Committee, or our Board of Directors in the case of Mr. Yoshimi, approved the severance package based on their experience serving on boards of directors and compensation committees of companies of a similar size and stage of development to us and their familiarity with severance packages offered to executive officers of such companies. Based on this knowledge, experience and information, we believe that the respective severance periods and provision of medical and similar benefit programs during such severance periods are both reasonable and generally in line with severance packages negotiated with executive officers of similarly situated companies.

We do not have an employment agreement with Mr. Foster. Mr. Foster resigned as our President and Chief Executive Officer in June 2007. Mr. Foster remains the Chairman of the Board of Directors.

Pursuant to our restricted stock agreements and stock option agreements with our executive officers, in the event of a change in control, as defined in our 2005 Stock Plan, the vesting of outstanding restricted stock grants and stock option awards held by these executive officers will accelerate in connection with a change in control, without regard to whether the Named Executive Officer terminates employment in connection with or following the change in control.

Our subsidiary, Alphatec Spine, has entered into a stock purchase agreement with Mr. Yoshimi pursuant to which we have an obligation to repurchase his Alphatec Pacific shares upon certain changes of control of us, Alphatec Spine or Alphatec Pacific.

A “change in control” shall occur on the date that: (i) any one person, entity or group acquires ownership of capital stock of us, together with our capital stock already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of our capital stock; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of our capital stock of the Company, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a change of control; (ii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from us that have a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets of us immediately prior to such acquisition or acquisitions.

Potential Post-Employment Payments Table

The table below reflects amounts payable to the Named Executive Officers (i) assuming their employment was terminated on December 31, 2006 and (ii) assuming a change in control occurred on December 31, 2006.

Name	Termination Without Cause prior to a Change in Control ($)	Change of Control(1)
John H. Foster	$—	$—
Steven M. Yasbek	236,084	37,910
Stephen Lubischer	322,411	34,272
Steven Reinecke	283,063	35,700
Shunshiro “Roy” Yoshimi	215,762	—

(1)	The intrinsic value of the unvested stock option and restricted stock awards as of December 31, 2006 that would have been accelerated had a change in control occurred on that date, calculated by multiplying the number of underlying unvested shares by the closing price of our stock on December 31, 2006 ($3.73 per share) and, in the case of stock options, by then subtracting the applicable option exercise price.

Director Compensation

The following table shows the total compensation earned or paid during the fiscal year ended December 31, 2006 to each of our directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total
John H. Foster(3)	$—	$—	$—	$—	$—
Mortimer Berkowitz III(3)	—	—	—	—	—
R. Ian Molson(4)	—	143,960	—	15,081	159,041
Stephen E. O’Neil(5)	—	143,960	—	15,081	159,041
Stephen H. Hochschuler, M.D.(6)(7)	—	25,035	14,275	72,608	111,918

(1)	Amounts in these columns reflect the dollar amounts that were recognized in fiscal 2006 for financial statement reporting purposed under SFAS 123(R) with respect to stock and option awards granted to our directors in and prior to fiscal 2006.

(2)	The compensation in this column includes (a) consulting fees of $52,500 for Dr. Hochschuler and (b) PIK dividend on restricted share awards related to the IPO in paid equity as follows: $9,798 for Mr. Molson, $9,798 for Mr. O’Neil and $13,064 for Dr. Hochschuler and (c) PIK dividend on restricted shares awards related to the IPO paid in cash as follows: $5,283 for Mr. Molson, $5,283 for Mr. O’Neil and $7,044 for Dr. Hochschuler.

(3)	Mr. Foster and Mr. Berkowitz III do not have any stock awards or options outstanding as of December 31, 2006.

(4)	Mr. Molson has a stock award of 42,840 unvested shares outstanding as of December 31, 2006.

(5)	Mr. O’Neil has a stock award of 42,840 unvested shares outstanding as of December 31, 2006.

(6)	Dr. Hochschuler has a stock award of 57,120 unvested shares and a stock option award of 200,000 unvested shares outstanding as of December 31, 2006.

(7)	On October 11, 2006, Dr. Hochschuler was issued a stock option grant to purchase 200,000 shares at an exercise price of $3.21. The stock option grant vests in five equal annual installments of 20% from the grant date. The stock option grant expires on October 11, 2016. The grant date fair value of option is $4,000. We have also entered into a consulting agreement with Dr. Hochschuler.

In 2005 each of our independent directors, R. Ian Molson and Stephen E. O’Neil received 53,550 restricted shares of our common stock as consideration for their service on our Board of Directors. The restricted shares vest over a five-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets.

As of April 25, 2007, the Board of Directors approved the following compensation program for our independent directors in which (i) upon election to the Board of Directors, each independent director (excluding Messrs. Molson and O’Neil) shall be granted nonqualified options to purchase 15,000 shares of our common stock; (ii) on the first business day following the annual meeting each year, each independent director that has served on the Board of Directors for at least six months prior to such date shall be granted nonqualified options to purchase 7,500 shares of our common stock; (iii) upon election to the Board of Directors, each independent director (excluding Messrs. Molson and O’Neil) shall receive a cash payment of $10,000; (iv) each independent director (including Messrs. Molson and O’Neil) shall receive a cash payment of $2,000 per meeting for attendance in person at Board of Directors meetings (and committee meetings); (vi) each independent director (including Messrs. Molson and O’Neil) shall receive a cash payment of $1,000 per meeting for attendance at telephonic Board of Directors meetings (and committee meetings); and (vii) each independent director (including Messrs. Molson and O’Neil) shall receive an annual $10,000 cash payment for serving as Chairman of a Board of Directors committee (provided that such person was in attendance as Chairman for at least two-thirds of the meetings of such committee). The nonqualified options vest over a three-year period, and become vested immediately upon a change in control or a sale of substantially all of our assets. Each of our directors is reimbursed for expenses incurred in connection with attendance at the meetings of our Board of Directors and committees of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with our management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE:

Stephen E. O’Neil (Chairman) R. Ian Molson

REPORT OF AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2006

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in its charter adopted by the Board of Directors, which is available on our website at www.alphatecspine.com. This committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young, LLP. In fulfilling its responsibilities for the financial statements for fiscal year ended December 31, 2006, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management and Ernst & Young, LLP, our independent auditors;

•

Discussed with Ernst & Young, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•

Received written disclosures and the letter from Ernst & Young, LLP regarding its independence as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee further discussed with Ernst & Young, LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young, LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

James R. Glynn (Chairman) R. Ian Molson Stephen E. O’Neil

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except that an initial report of ownership on Form 3 was filed late by each of Stephen H. Hochschuler, M.D., Stephen Lubischer, Steven M. Yasbek and Jeffrey R. Green, and three reports of ownership on Form 4 were filed late by each of Steven Reinecke (covering an aggregate of two transactions), John H. Foster (covering one transaction) and M. Ross Simmonds (covering one transaction).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financial Advisory Service, Rental and Other Payments and Agreements

On March 1, 2006, we agreed to pay an advisory fee of $1.0 million plus out of pocket expenses to HealthpointCapital, LLC, an affiliate of HealthpointCapital Partners, LP, for services provided in connection with our initial public offering pursuant to an oral arrangement with HealthpointCapital, LLC. The advisory services performed by HealthpointCapital, LLC included: (i) retaining and coordinating with the underwriters throughout the initial public offering process; (ii) assisting our management in preparing for the initial public offering and the road show; (iii) assisting our management with the preparation of the prospectus; (iv) assisting us in negotiating the pre-money valuation, size of initial public offering and the terms of our New Redeemable preferred stock; (v) interacting with our existing stockholders on a continuous basis throughout the initial public offering process; and (vi) retaining other advisors, as needed. John H. Foster, our former President and Chief Executive Officer and current Chairman, is a managing member of HGP, LLC, which is the general partner of, and has a 20% profits interest in, HealthpointCapital Partners, LP. Mr. Foster is also the Chairman, Chief Executive Officer, a member of the Board of Managers and a managing director of HealthpointCapital, LLC, which has a 25% ownership interest in HGP, LLC and is the parent company of the fund manager of HealthpointCapital Partners, LP. Mortimer Berkowitz III, one of our directors, is the President, a member of the Board of Managers and a managing member of HealthpointCapital, LLC and a managing member of HGP, LLC. Our directors R. Ian Molson and Stephen E. O’Neil also serve on the Board of Managers of HealthpointCapital, LLC. Our Chairman, John H. Foster, has a 3.2% beneficial capital interest in HealthpointCapital Partners, LP, a 36.6% direct interest in HGP, LLC and a 44.2% direct and beneficial interest in HealthpointCapital, LLC. Our director Mortimer Berkowitz III has a less than 1% direct capital interest in HealthpointCapital Partners, LP, a 24.4% direct interest in HGP, LLC and a 30.5% direct and beneficial interest in HealthpointCapital, LLC. Our director R. Ian Molson has a less than 1% direct capital interest in HealthpointCapital Partners, LP and a 2.2% direct interest in HealthpointCapital, LLC. Our director Stephen E. O’Neil has a 1.5% direct interest in HealthpointCapital, LLC.

Our Board of Directors has agreed to reimburse Foster Management Company, which is owned by Mr. Foster, $4,000 per flight hour for the use of its aircraft when Mr. Foster travels for our business purposes. Based upon a competitive analysis of comparable leased aircraft, our Board of Directors determined that this hourly reimbursement rate is at or below market rates for the charter of similar aircrafts. We reimbursed Foster Management Company approximately $352,000 for such travel in 2006.

On February 2, 2006, we filed a joint complaint with our former President and Chief Executive Officer, Ronald Hiscock, in California State Superior Court against Benchmark Medical. This action arose out of Benchmark’s alleged default under its contractual obligation to make certain payments to Mr. Hiscock pursuant to a severance agreement entered into between Mr. Hiscock and Benchmark. In the complaint, Mr. Hiscock sought damages based on the severance payments that have not been paid to him, and we sought a declaratory judgment that we are not bound by the restrictive covenants of Mr. Hiscock’s severance agreement (which provided that Mr. Hiscock will not compete with Benchmark or solicit or employ Benchmark employees), provided that Mr. Hiscock is not involved in the solicitation of Benchmark employees. In March 2006, Benchmark filed a complaint in the Chester County, Pennsylvania Court of Common Pleas against each of

Mr. Hiscock and our former Chief Administrative Officer, Vice President and Secretary, Vicky Romanoski, in which it alleged that both of them breached the terms of their respective severance agreements with Benchmark. In the complaint, Benchmark sought to recoup aggregate severance payments paid to both Mr. Hiscock and Ms. Romanoski. In addition, the complaint sought to have all matters related to such alleged breaches litigated in Pennsylvania rather than California. We agreed to indemnify and hold harmless each of Mr. Hiscock and Ms. Romanoski, against any expense, loss or liability arising from any alleged breach of their respective severance agreements, including legal expenses related to the suit against Benchmark and Benchmark’s complaint, and unpaid severance payments due to Mr. Hiscock and Ms. Romanoski from Benchmark. This matter was settled by all parties involved in June, 2006, however, pursuant to our agreement to indemnify Mr. Hiscock we paid $219,358 to Mr. Hiscock for lost severance payments in 2006. In addition, we paid all legal fees for our joint litigation with Mr. Hiscock and Ms. Romanoski, which was $56,188 in 2006.

In June 2007, we entered into a Settlement Agreement and Mutual General Release with Vicky A. Romanoski, our former Senior Vice President and Chief Administrative Officer (the “Romanoski Settlement Agreement”). In June 2005 and August 2005, in connection with her employment with us, Ms. Romanoski was issued an aggregate of 90,825 shares of restricted common stock and 1,342 shares of New Redeemable preferred stock (collectively, the “Romanoski Stock”). The Romanoski Settlement Agreement provides that Ms. Romanoski shall be entitled to sell the Romanoski Stock with the proceeds of such sale being paid to Ms. Romanoski, subject to a cap of $320,000, with any excess shares being forfeited and cancelled.

In June 2007, we entered into a Settlement Agreement and Mutual General Release with Ronald G. Hiscock (the “Hiscock Settlement Agreement”). In June 2005, in connection with his employment with us, Mr. Hiscock was issued 436,919 shares of restricted common stock and 7,261 shares of New Redeemable preferred stock (collectively, the “Hiscock Stock”). The Hiscock Settlement Agreement provides that Mr. Hiscock shall be entitled to sell the Hiscock Stock with the proceeds of such sale being paid to Mr. Hiscock, subject to a cap of $680,000, with any excess shares being forfeited and cancelled.

In connection with the repurchase of certain distribution rights in Japan, our subsidiary, Alphatec Pacific, borrowed ¥350.0 million, or approximately $3.0 million, from Mr. Roy Yoshimi, the President, Chief Executive Officer and Chairman of Alphatec Pacific. In return for this loan, Mr. Yoshimi received an unsecured note and 20% of the stock of Alphatec Pacific. In June 2006, we paid Mr. Yoshimi $3.0 million to repay this note in full.

Our subsidiary, Alphatec Spine, has entered into a stock purchase agreement with Mr. Yoshimi pursuant to which we have an obligation to repurchase his Alphatec Pacific shares upon certain changes of control of the Company, Alphatec Spine or Alphatec Pacific or upon termination of Mr. Yoshimi’s employment. In addition, 12 months after the completion of our initial public offering, Mr. Yoshimi will have the right to require us to repurchase his shares of Alphatec Pacific stock upon written notice. The price we pay to reacquire shares of Alphatec Pacific from Mr. Yoshimi, which we can pay in a combination of common stock and/or cash, will be based on the revenues of Alphatec Pacific during three full calendar months prior to our obligation to purchase the shares, except in the event of a change of control of Alphatec Pacific, where it will be equal to a proportionate share of the price paid for Alphatec Pacific. Mr. Yoshimi exercised this right on June 2, 2007 and our Board of Directors elected to pay the purchase price for such Alphatec Pacific shares with 804,874 shares of our common stock in accordance with the stock purchase agreement governing such transaction.

In October 2006, we, and our subsidiary, Alphatec Spine, entered into a Consulting Agreement with one of our directors, Stephen H. Hochschuler, M.D. Pursuant to the terms of the agreement, we agreed to appoint Dr. Hochschuler to the Alphatec Holdings and Alphatec Spine Board of Directors until the next annual meeting of each of its stockholders or his successor is duly appointed and qualified. Pursuant to the agreement, Dr. Hochschuler is required to provide advisory services to us related to the spinal implant industry and our research and development strategies. The agreement has a three-year term. In return for such advisory services, we are obligated to pay Dr. Hochschuler cash and equity compensation.

In connection with the consummation of our initial public offering in June 2006, we completed a series of transactions as specified in our certificate of incorporation in order to reorganize our capital structure. These reorganization included:

•	the creation of the New Redeemable preferred stock;

•	the payment of dividends on our previously existing Series A, Series A-1, Series B, Series C and Rolling common stock for a combination of cash, common stock and New Redeemable preferred stock;

•	the conversion of each share of our Series A, Series A-1, Series B, Series C and Rolling common stock into 3.57 shares of common stock;

•	the redemption of a portion of our outstanding Series A, Series A-1 and Series B preferred stock for cash; and

•	the exchange of the remaining portion of our outstanding Series A, Series A-1 and Series B preferred stock for a combination of common stock and New Redeemable preferred stock.

In the reorganization transactions, our directors, executive officers and stockholders who beneficially own more than 5% of our common stock received a combination of cash, common stock and New Redeemable preferred stock, as indicated in the table below:

	Shares of Common Stock	Cash	Shares of New Redeemable Preferred Stock
Directors and Executive Officers
John H. Foster	—	$—	—
Herbert J. Bellucci	343	7,846	439
Ebun S. Garner, Esq.	199	4,571	255
Steven Reinecke	275	6,278	352
Mortimer Berkowitz III	—	—	—
R. Ian Molson	22,644	515,278	28,907
Stephen E. O’Neil	283	6,457	362
Shunshiro “Roy” Yoshimi	22,362	508,847	28,546

5% Stockholders
HealthpointCapital	894,446	20,352,686	1,141,805
Federal Insurance Company	335,419	7,632,306	428,179

Related Party Transaction Policies

Our officers, directors and affiliates will be required to obtain Audit Committee approval for any proposed related party transactions. In addition, our code of conduct requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. The code of conduct states that a conflict of interest exists when an individual’s private interest interferes in any way with our interests and sets forth a list of broad categories of the types of transactions that must be reported to our compliance officer. Under the code of conduct, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

PROPOSALS TO BE VOTED UPON BY STOCKHOLDERS

ELECTION OF DIRECTORS

(Notice Item 1)

The Board of Directors nominated John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn and Richard Ravitch for election at the Annual Meeting for a term of one year until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier death or resignation.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn and Richard Ravitch. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

The Board Of Directors Recommends The Election Of John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn and Richard Ravitch As Directors, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy By Lining Through or Otherwise Striking Out the Name of Any Nominee.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

The Audit Committee has appointed Ernst & Young, LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2007. The Board of Directors proposes that the stockholders ratify this appointment. Ernst & Young, LLP audited our financial statements for the fiscal year ended December 31, 2006. We expect that representatives of Ernst & Young, LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by Ernst & Young, LLP during those periods.

	Fiscal Year 2006	Fiscal Year 2005
Audit fees(1)	$1,289,276	$1,171,674
Audit related fees(2)	203,838	34,118
Tax fees	8,100	33,200
All other fees(3)	—	—

Total	$1,501,214	$1,238,992

(1)	Audit Fees represent professional services provided in connection with the audit of the Company’s financial statements, review of the Company’s quarterly financial statements, and audit services in connection with other regulatory filings. These fees include $844,225 and $805,696 incurred in 2006 and 2005, respectively in connection with the public offering completed in June 2006.

(2)	Audit Related Fees consist of fee billed in the indicated year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but not listed as “Audit Fees.”

(3)	Other Fees include those associated with services not captured in other categories.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

Consistent with Securities and Exchange Commission’s policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young, LLP as our independent public accountants, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent public accountants.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of Ernst & Young, LLP As Independent Public Accountants, And Proxies Solicited By The Board Of Directors Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT

We have adopted a code of conduct that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. The text of the code of conduct is posted on our website at www.alphatecspine.com and is available to stockholders without charge, upon request, in writing to our General Counsel and Secretary, Ebun S. Garner, Esq., c/o Alphatec Holdings, Inc., at 2051 Palomar Airport Road, Carlsbad, CA 92011. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2008, stockholder proposals must be received no later than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting. Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Alphatec Holdings, Inc., 2051 Palomar Airport Road, Carlsbad, CA 92011.

Carlsbad, CA

June 29, 2007

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.alphatecspine.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Gordon Bigler, Vice President, Investor Relations, Alphatec Holdings, Inc., 2051 Palomar Airport Road, Carlsbad, CA 92011

APPENDIX A

ALPHATEC HOLDINGS, INC.

2051 PALOMAR AIRPORT ROAD, SUITE 100

CARLSBAD, CA 92011

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 31, 2007

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated June 29, 2007, in connection with the Annual Meeting to be held at the offices of HealthpointCapital Partners, LP, which are located at 505 Park Avenue, 12th Floor, New York, NY 10022, at 2:00 p.m., Eastern Time, on Tuesday, July 31, 2007, and hereby appoints Ebun S. Garner, Esq., and Steven M. Yasbek, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Alphatec Holdings, Inc. registered in the name provided herein, which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFIC DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND 2.

PROPOSAL 1	Election of the following nominees as directors of the Company to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal.

Nominees: John H. Foster, Mortimer Berkowitz III, R. Ian Molson, Stephen E. O’Neil, Stephen H. Hochschuler, M.D., James R. Glynn and Richard Ravitch.

☐        FOR ALL NOMINEES

☐        WITHHELD FOR ALL NOMINEES

☐        FOR ALL NOMINEES, except vote withheld from the following nominee(s) (please list below):

PROPOSAL 2	Ratification of the selection of Ernst & Young, LLP, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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ALPHATEC HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JULY 31, 2007

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. If you wish to vote in accordance with the recommendations of the Board of Directors, just sign below. You need not mark any boxes.

Please sign below. When signing as attorney or as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized official. If a partnership, please sign in partnership name by authorized person.

Date:
Signature

Date:
Signature

KINDLY SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE IF YOU ARE NOT PLANNING TO ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND AND WISH TO VOTE PERSONALLY, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

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